Exhibit 99.1

MultiSensor AI Announces Second Quarter 2025 Results

Houston, TX, August 13, 2025 – MultiSensor AI Holdings, Inc. (NASDAQ: MSAI) (the “Company” or “MSAI”), a pioneer in condition-based monitoring and predictive maintenance, today announced financial results for the second quarter ended June 30, 2025.

Asim Akram, CEO and President, commented: “Our actions in my first 30 days have been aligned with and in support of MultiSensor AI’s broader strategic growth priorities. We’ve taken immediate steps to chart a new course for the Company, including recruiting and onboarding industry-leading talent with deep expertise in B2B sales, product and commercial marketing, AI-driven solutions, and advanced capabilities in predictive maintenance and condition-based monitoring.

I remain energized by the strength of our solutions and the critical problems we help our customers solve. Looking ahead, we are committed to transforming and scaling MultiSensor AI by prioritizing customer value and delivering a world-class experience—through best-in-class solutions, operational excellence, and focused execution.”

Robert Nadolny, CFO, continued, “The upfront payments collected this quarter from subscription renewals strengthened our liquidity and helped offset the decline in stand-alone hardware sales, consistent with our strategic shift toward being a solution-focused, hardware-agnostic partner. Additionally, we have executed strategic cost optimization initiatives to align our expense base with current operations to enhance long-term profitability, preserve agility, and position MSAI for scalable and efficient growth.”

Financial Highlights:

●	Second quarter revenue was $1.4 million, a 33% decrease from $2.1 million in the second quarter of 2024, primarily due to an expected reduction in stand-alone hardware sales
●	Software revenue grew 37% to $0.4 million, compared to $0.3 million in the second quarter of 2024.
●	Subscription renewals for a global distributor commenced in June 2025 and cash was received for the subscriptions up-front for the 12-month subscription term.

Strategic Business Highlights:

●	We have accelerated the induction of critical talent across Product, Engineering, and Commercial functions—an intentional move to strengthen the foundation for our next phase of growth. The new team members bring deep industry expertise, along with proven capabilities in AI, IoT, and go-to-market strategy. This infusion of high-impact talent positions us to drive innovation, scale efficiently, and lead a transformative shift in how we deliver value to our customers
●	We have taken deliberate steps to simplify our portfolio, enabling sharper focus on the core industry verticals where we are best positioned to deliver differentiated value. As part of this strategy, we are concentrating our resources on IoT-enabled, AI-driven solutions that directly address challenges within our target markets. This focus allows us to deepen our domain expertise, accelerate innovation, and deliver scalable outcomes that matter most to our customers
●	We have strategically expanded our target applications to include data centers, leveraging the strengths of our existing solutions. Successful pilots in this sector have validated the potential to provide significant value and insights related to cooling management and server load balancing. We are prioritizing a focused go-to-market effort targeting data centers in the second half of 2025, positioning us to capture substantial growth opportunities in this high-demand vertical.
●	We achieved a significant milestone by completing our first pilot implementation with a second Big-3 automaker to monitor lithium-ion battery packs for thermal runaway—underscoring our growth in automotive manufacturing. Additionally, we partnered with our first Big-3 automaker to launch an advanced pilot featuring dual-vision hardware sensors (combining visual and infrared technologies) aimed at enhancing the precision of our early fire detection solution by reducing false alarms. These initiatives demonstrate our commitment to innovation and deepening strategic collaborations within critical automotive safety applications.
●	During the quarter, we successfully launched new applications with a global distributor, marking key milestones in expanding our footprint with this customer. These initiatives include pilot programs focused on monitoring rooftop solar installations, critical power systems within facilities, and last-mile infrastructure—demonstrating our commitment to delivering targeted, high-value solutions that address emerging industry needs and drive measurable customer impact.

The Company’s Quarterly Report is filed with the SEC, and is available at www.sec.gov as well as in the Investor Relations section of the Company’s website (www.multisensorai.com). More information, including an updated investor presentation, is available on MSAI’s Investor Relations website at www.investors.multisensorai.com.

About MultiSensor AI

MultiSensor AI builds and deploys intelligent multi-sensing platforms incorporating edge and cloud software solutions that leverage artificial intelligence. MSAI’s integrated solutions utilize data generated from an array of sensors and sensor modalities including high-resolution thermal imagers, visible and acoustic imagers, as well as vibration and laser spectroscopy sensors, to protect customers’ most critical assets. MSAI’s platform combines condition-based monitoring data with proprietary edge and cloud software to generate actionable insights that, we believe, minimize unplanned downtime, reduce maintenance costs, prevent hazards, and extend asset life.

For more information or to request a demo, please visit https://www.multisensorai.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “will,” “would” or their negatives or variations of these words, or similar expressions. All statements contained in this press release that do not strictly relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding management’s expectations regarding its strategic priorities and objectives, future plans and business prospects. These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements as a result of a number of factors, including those identified in the “Risk Factors” section of the Company's Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in the Company’s other filings with the SEC. Because forward-looking statements are inherently subject to risks and uncertainties, you should not rely on these forward-looking statements as predictions of future events. Any forward-looking statement made in this press release is based only on information currently available and speaks only as of the date on which it is made. Except as required by applicable law, the Company expressly disclaims any obligations to publicly update any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

MSAI Contact:

e-mail: ir@multisensorai.com

website: www.multisensorai.com

Source: MultiSensor AI Holdings, Inc.

MultiSensor AI Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(Amounts in thousands of U.S. dollars, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenue, net	$1,419	$2,125	$2,589	$4,400
Cost of goods sold (exclusive of depreciation)	1,084	538	1,560	1,707
Inventory impairment	—	—	—	234
Operating expenses:
Selling, general and administrative	2,909	2,810	7,048	5,974
Share-based compensation expense	423	3,326	1,330	3,326
Depreciation	330	298	610	571
Loss (gain) on asset disposal	(9)	—	(24)	—
Total operating expenses	3,653	6,434	8,964	9,871
Operating loss	(3,318)	(4,847)	(7,935)	(7,412)
Interest (income) expense, net	(11)	60	(15)	64
Change in fair value of convertible notes	—	—	—	475
Change in fair value of warrants liabilities	—	(9)	—	(38)
Loss on financing transaction	—	505	—	1,381
Other expense (income), net	5	978	(180)	978
Loss before income taxes	(3,312)	(6,381)	(7,740)	(10,272)
Income tax expense	10	12	18	44
Net loss	$(3,322)	$(6,393)	$(7,758)	$(10,316)
Weighted-average shares outstanding, basic and diluted
Basic	33,551,398	13,681,678	33,075,771	12,824,577
Diluted	33,551,398	13,681,678	33,075,771	12,824,577
Net loss per share, basic and diluted
Basic	$(0.10)	$(0.47)	$(0.23)	$(0.80)
Diluted	(0.10)	(0.47)	(0.23)	(0.80)